IZEA Reports Q2 2023 Revenue of $10.7 million

ORLANDO, FL (August 14, 2023) - IZEA Worldwide, Inc. (NASDAQ: IZEA), a premier provider of influencer marketing technology, data, and services for the world’s leading brands, reported its financial and operational results for the second quarter ended June 30, 2023.

Q2 2023 Financial Summary Compared to Q2 2022
•Total revenue decreased 15% to $10.7 million, compared to $12.6 million
•Total costs and expenses decreased 5.0% to $12.4 million, compared to $13.0 million
•Net loss was $1.0 million, compared to a net loss of $0.2 million
•Adjusted EBITDA* for the quarter was $(0.6) million, compared to $0.3 million
•Cash, cash equivalents and investments at June 30, 2023 totaled $65.1 million with no long-term debt

Q2 2023 Operational Highlights
•Launched FormAI in the IZEA Marketplace and completed the transition of creators from IZEAx to IZEA.com
•Launched Contracts Module, AI Briefs, AI Brainstorms, and CoPilot in Flex
•Announced the industry's first AI disclosure automation tool
•Took home multiple awards for influencer campaigns from the U.S. Partnership Awards, Vega Awards, and TITAN Business Awards
•Won Comparably's 2023 Best Leadership Teams award
•Appointed Lisa Feldberg as Global Head of Growth

* Adjusted EBITDA is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure under “Use of Key Metrics and Non-GAAP Financial Measures.”

$1M Share Repurchase
On March 30, 2023, the Company announced that its Board of Directors had authorized a $1.0 million repurchase program. The Company has since completed the purchase of 365,855 shares, or approximately 2.3 percent of shares outstanding before our repurchase program, for an approximately $1.0 million, excluding commission. The total number of purchased shares reflected has been adjusted for the reverse stock split. The Company intends to keep these shares in its Treasury for use in potential future acquisitions and for other corporate purposes.

Management Commentary
“2023 continues to be a period of transition on multiple fronts as we lay the foundation for our next growth phase,” said Ted Murphy. “In the first half of this half of this year we made a strategic decision involving trade-offs regarding near term revenue and customer counts in order to focus on more sustainable, diversified, and profitable growth long-term. We are early into the back half of the year but have growing optimism that our changes will bear fruit given our growing pipeline of new business opportunities, which increased substantially versus the same period last year.”
“Earlier this year, we decided to accelerate the transition to Flex and the IZEA Marketplace for all our customers and Managed Services team, which was originally slated for the end of 2023. The customer transition from IZEAx to Flex was completed at the end of Q2 and had a material impact on SaaS revenue this quarter. We believe that SaaS revenue will hit bottom in Q3, after which we expect to grow. Our Flex and the IZEA Marketplace customer bases are paying significantly lower monthly fees, but we have also seen dramatically lower churn rates and acquisition costs compared to IZEAx. It will take some time to grow this SaaS revenue base back up to previous levels, but we believe this customer base will be more sustainable and valuable in the long run.”
“In mid-June, we launched FormAI on IZEA.com, and it has had a positive impact on user sign ups and overall traffic, with a halo effect impacting Managed Services leads as well,” continued Murphy. “Traffic to IZEA.com increased 30% in July vs. May, and user sign-ups for IZEA.com increased 360% during the same period. We are seeing record site traffic - with more organic search traffic, direct traffic, and lower acquisition costs for paid traffic. The large majority of these new users are on free plans accessing FormAI, but we are rolling out new features designed to increase both paid-plan conversion rates and AI functionality moving forward.”
“As we look to the remainder of 2023 and peek into 2024, we see organic and inorganic growth opportunities that could contribute positively to revenue and EBITDA. We are assembling our team to execute against a bold vision of the future that will combine our award-winning service with next-generation technology at greater scale in more geographies, with better underlying economics.”

Q2 2023 Financial Results
Total revenue in the second quarter of 2023 decreased 15% to $10.7 million, compared to $12.6 million in the second quarter of 2022. Revenue from Managed Services declined by 13% to $10.6 million in the second quarter of 2023, from $12.2 million in the same period in 2022. In January 2023, we announced that we began to part ways with one large customer (the "non-recurring customer"). During the second quarter of 2023, approximately $3.3 million in Managed Services revenue came from the non-recurring customer, 37% lower than the revenue received from this customer during the same period in 2022. Managed Services revenue from our ongoing customer base, including new and existing customers (our "on-going customers"), totaled approximately $7.2 million in the second quarter, or 6% higher than in 2022, primarily due to stronger bookings from these ongoing customers in recent quarters.

Managed Services bookings decreased to $7.3 million during the quarter compared to $9.3 million during the same period in 2022, which included $3.5 million in bookings from the non-recurring customer. Managed Services bookings for ongoing customers grew by 24% over the same period in 2022, reflecting strength in our core business.

Revenue from SaaS Services decreased by $0.3 million, or 82%, in the second quarter of 2023 compared to the second quarter of 2022. The transition from our legacy IZEAx platform was completed during the quarter as we pivoted our subscription business model to Flex and The Creator Marketplace.

Cost of revenue decreased to $6.3 million in the second quarter of 2023, or 59% of revenue, compared to $7.2 million, or 57%, in the prior-year quarter, primarily due to higher cost deliveries to our non-recurring customer. The percentage cost of revenue on ongoing customer deliveries was in range with recent historical averages.

Costs and expenses other than the cost of revenue totaled $6.1 million for the second quarter of 2023, 5.2% above the prior-year quarter. Sales and marketing costs were $2.8 million during the second quarter of 2023, 23.7% higher than the prior-year quarter, primarily due to increased advertising and brand awareness efforts. General and administrative costs totaled $3.2 million during the quarter, $0.2 million or 6% below the prior-year quarter, due primarily to lower overall compensation costs, partly offset by an increase in professional fees.

Net loss in the second quarter of 2023 was $1.0 million, or $(0.07) per share, as compared to a net loss of $0.2 million, or $(0.01) per share in the first quarter of 2022, based on 15.5 million and 15.6 million average shares outstanding, respectively, as adjusted for the four-for-one reverse split effected in June 2023.

Adjusted EBITDA (as defined below, a non-GAAP measure management uses as a proxy for operating cash flow) totaled a loss of $0.6 million in the second quarter of 2023, compared with a gain of $0.3 million in the comparative period, decreasing $0.9 million due primarily to lower net margin on revenues, which declined 15% in the current period. Adjusted EBITDA as a percentage of revenue in the second quarter of 2023, was a loss of 6.0% compared to a gain of 2.0% in the second quarter of 2022.

As of June 30, 2023, our cash and investments totaled $65.1 million. The company has no long-term debt borrowings outstanding.

Conference Call
IZEA will hold a conference call to discuss its second quarter 2023 results on Monday, August 14, 2023, at 5:00 p.m. ET. IZEA's Chairman and CEO Ted Murphy, CFO Peter Biere, and COO Ryan Schram will host the call, followed by a question and answer period.

Date: Monday, August 14, 2023
Time: 5:00 p.m. ET
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471

Please call the conference telephone number five (5) minutes prior to the start time. An operator will register your name and organization. A call replay will be available after 9:00 p.m. ET on the same day until Monday, August 21, 2023, at 11:59 p.m. ET.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13739977

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”) is a marketing technology company providing software and professional services that enable brands to collaborate and transact with the full spectrum of today’s top social influencers and content creators. The company is a champion for the growing Creator Economy, enabling individuals to monetize their content, creativity, and influence. IZEA launched the industry’s first-ever influencer marketing platform in 2006 and has since facilitated nearly 4 million online buyers and sellers transactions. Leading brands and agencies partner with IZEA to increase digital engagement, diversify brand voice, scale content production, and drive a measurable return on investment.

Use of Key Metrics and Non-GAAP Financial Measures
Managed Services bookings measure all sales orders received, less cancellations received, or refunds given during the same period. Sales order contracts vary in complexity with each customer and range from custom content delivery to integrated marketing services; our contracts generally run from several months for smaller contracts to twelve months for larger contracts. We recognize revenue from our Managed Services contracts based on a percentage of completion basis as we deliver the content or services over time, which can vary greatly from a few weeks to a year. For this reason, Managed Services bookings, while an overall indicator of the health of our business, may not be used to predict quarterly revenues and could be subject to future adjustments.
Managed Services bookings is a useful metric as it reflects the amount of orders received in one period, even though revenue may be reflected over time. Management uses the Managed Services bookings metric to plan its operating staff, identify key customer group trends, enlighten go-to-market activities, and inform its product development efforts.

EBITDA is a non-GAAP financial measure under the Securities and Exchange Commission rules commonly defined as earnings before interest, taxes, depreciation, and amortization. IZEA defines “Adjusted EBITDA” as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable.
We believe that Adjusted EBITDA provides useful information to investors as it primarily excludes non-cash transactions and provides consistency to facilitate period-to-period comparisons.
All companies do not calculate bookings, and Adjusted EBITDA in the same manner. These metrics and financial measures, as presented by IZEA, may be different from those presented by other companies. Moreover, these metrics and financial measures have limitations as analytical tools. You should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under GAAP. The financial tables included in this press release present a reconciliation of adjusted EBITDA to the most directly comparable GAAP measure.

Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking” and intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “anticipate,” “hope,” “estimate,” “optimistic,” “believe,” “intend,” “ought to,” "likely," "projects," “plans,” "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning product development and platform launches, future financial performance and operating results, including regarding recognition of bookings as revenues, growth, or maintenance of customer relationships, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements as a result of various factors, including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; our ability to maintain disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
Matt Gray
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com

IZEA Worldwide, Inc.
Unaudited Consolidated Balance Sheets

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$31,223,220	$24,600,960
Accounts receivable, net	6,317,873	5,664,727
Prepaid expenses	1,496,599	3,927,453
Short term investments	14,084,241	16,106,758
Other current assets	29,581	66,441
Total current assets	53,151,514	50,366,339

Property and equipment, net of accumulated depreciation	234,517	156,774
Goodwill	4,016,722	4,016,722
Intangible assets, net	64,953	64,953
Software development costs, net	1,801,162	1,774,033
Long term investments	19,754,238	29,296,069
Total assets	$79,023,106	$85,674,890

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	2,117,072	1,968,322
Accrued expenses	2,200,731	2,130,702
Contract liabilities	8,257,166	11,247,746
Total current liabilities	12,574,969	15,346,770

Finance obligation, less current portion	93,112	62,173
Total liabilities	12,668,081	15,408,943

Commitments and Contingencies	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 2,500,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.0001 par value; 50,000,000 shares authorized; shares issued: 15,734,680 and 15,603,597, respectively; shares outstanding: 15,489,397 and 15,603,597, respectively	1,574	1,560
Treasury stock at cost: 245,283 and 0 shares at June 30, 2023 and December 31, 2022, respectively	(705,403)	—
Additional paid-in capital	149,646,200	149,148,248
Accumulated deficit	(81,942,831)	(78,103,066)
Accumulated other comprehensive income (loss)	(644,515)	(780,795)
Total stockholders’ equity	66,355,025	70,265,947
Total liabilities and stockholders’ equity	$79,023,106	$85,674,890

IZEA Worldwide, Inc.
Unaudited Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$10,689,059	$12,577,011	$19,426,781	$21,467,347

Costs and expenses:
Cost of revenue	6,254,517	7,211,922	12,214,679	12,391,646
Sales and marketing	2,831,949	2,289,769	5,236,500	4,810,112
General and administrative	3,167,941	3,378,988	6,571,549	6,881,423
Depreciation and amortization	110,432	138,492	456,694	277,321
Total costs and expenses	12,364,839	13,019,171	24,479,422	24,360,502

Loss from operations	(1,675,780)	(442,160)	(5,052,641)	(2,893,155)

Other income (expense):
Interest expense	(3,155)	(815)	(4,719)	(1,780)
Other income (expense), net	645,509	273,085	1,217,595	248,802
Total other income (expense), net	642,354	272,270	1,212,876	247,022

Total other income (expense), net	$(1,033,426)	$(169,890)	$(3,839,765)	$(2,646,133)

Weighted average common shares outstanding – basic and diluted	15,520,700	15,551,617	15,551,785	15,539,663
Basic and diluted loss per common share	$(0.07)	$(0.01)	$(0.25)	$(0.17)

IZEA Worldwide, Inc.
Unaudited Consolidated Statements of Comprehensive Loss

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net loss	$(1,033,426)	$(169,890)	$(3,839,765)	$(2,646,133)

Other comprehensive income
Unrealized gain (loss) on securities held	10,100	(267,482)	136,280	(267,482)
Total other comprehensive income	10,100	(267,482)	136,280	(267,482)

Total comprehensive income (loss)	$(1,023,326)	$(437,372)	$(3,703,485)	$(2,913,615)

IZEA Worldwide, Inc.
Revenue Details

Revenue details by type:

	Three Months Ended June 30,
	2023		2022		$ Change	% Change
Managed Services Revenue	$10,618,381	99.3%	$12,176,616	96.8%	$(1,558,235)	(12.8)%

Marketplace Spend Fees	1,314	—%	52,124	0.4%	(50,810)	(97.5)%
License Fees	59,225	0.6%	335,928	2.7%	(276,703)	(82.4)%
Other Fees	10,139	0.1%	12,343	0.1%	(2,204)	(17.9)%
SaaS Services Revenue	70,678	0.7%	400,395	3.2%	(329,717)	(82.3)%

Total Revenue	$10,689,059	100.0%	$12,577,011	100.0%	$(1,887,952)	(15.0)%

	Six Months Ended June 30,
	2023		2022		$ Change	% Change
Managed Services Revenue	$19,121,135	98.4%	$20,549,072	95.7%	$(1,427,937)	(6.9)%

Marketplace Spend Fees	37,788	0.2%	106,224	0.5%	(68,436)	(64.4)%
License Fees	249,607	1.3%	710,369	3.3%	(460,762)	(64.9)%
Other Fees	18,251	0.1%	101,682	0.5%	(83,431)	(82.1)%
SaaS Services Revenue	305,646	1.6%	918,275	4.3%	(612,629)	(66.7)%

Total Revenue	$19,426,781	100.0%	$21,467,347	100.0%	$(2,040,566)	(9.5)%

IZEA Worldwide, Inc.
Reconciliation of GAAP Net loss to Non-GAAP Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net loss	$(1,033,426)	$(169,890)	$(3,839,765)	$(2,646,133)
Write down of digital assets	—	77,751	—	140,727
Non-cash stock-based compensation	207,877	156,706	403,399	273,898
Non-cash stock issued for payment of services	75,009	31,259	150,009	62,482
Interest expense	3,155	815	4,719	1,780
Depreciation and amortization	110,432	138,492	456,694	277,321
Other non-cash items	—	19,218	—	18,555
Adjusted EBITDA	$(636,953)	$254,351	$(2,824,944)	$(1,871,370)

Revenue	$10,689,059	$12,577,011	$19,426,781	$21,467,347
Adjusted EBITDA as a % of Revenue	(6.0)%	2.0%	(14.5)%	(8.7)%